Exhibit 10.1
COMMUNITY HEALTHCARE TRUST
INCORPORATED

AMENDED AND RESTATED
ALIGNMENT OF INTEREST PROGRAM

1.    Purpose. The Community Healthcare Trust Incorporated 2014 Incentive Plan (the "Plan") was adopted to promote the interests of Community Healthcare Trust Incorporated (the "Company") and its stockholders by

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strengthening the Company's ability to attract, motivate, and retain those Eligible Persons upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend;

•	offering such Eligible Persons additional incentives to put forth maximum efforts for the success of the business; and

•	affording such Eligible Persons an opportunity to acquire a proprietary interest in the Company through stock ownership and other performance-based rights.
This Amended and Restated Alignment of Interest Program is being adopted in accordance with the Plan and is intended to further the purposes of the Plan by providing incentives to Eligible Persons to receive restricted stock with long-term vesting. The Committee believes that utilizing restricted stock with long-term vesting aligns the interests of Participants with those of the Company's shareholders.
2.    Definitions. Whenever capitalized terms are used herein, but not defined, they shall have the meanings attributed to such terms in the Plan.
3.    Participation. The Participants in this Amended and Restated Alignment of Interest Program are the Eligible Persons who have been named by the Committee to participate in this program.
4.    Awards. Each year, Participants may (i) elect to reduce Compensation that might be payable in cash the subsequent year (the "Reduction Year") by a percentage amount to be applied to the acquisition of restricted stock ("Acquisition Shares") and (ii) receive an Award based upon a multiple of the Acquisition Shares determined by the restriction period selected by the Participant (the "Restriction Multiple").
For the avoidance of doubt, Acquisition Shares are restricted shares of Common Stock subject to a substantial risk of forfeiture and are not Awards. Accordingly, Acquisition Shares issued hereunder shall not be subject to the percentage limitation set forth in Section 3.1 of the Plan; provided that any Award issued to an Eligible Person pursuant to this Section 4 of the Alignment of Interest Program shall be subject to such percentage limitation set forth in Section 3.1 of the Plan.
The minimum and maximum percentage of each Compensation type that a Participant may elect to be reduced and applied to Acquisition Shares shall be determined by the Committee. See Exhibit A for the current percentages.
The amount of Base Salary, cash bonus, retainer, fees or other compensation applied to the acquisition of Restricted Stock shall reduce the Base Salary, cash bonus, retainer, fees or other compensation of the Participant for the Reduction Year.
The "Determination Date" shall be January 15 of the year following the Participant's effective election, or, if such date is not a trading day, then the trading day immediately preceding January 15. Notwithstanding the foregoing, the following two exceptions apply:
(i) for a Participant's initial year of participation in the Program, the Determination Date shall be the date that is the fifteenth (15th) business day following the Participant's effective election, and
(ii) if the dollar amount of any reduced compensation has not been determined by January 15, then the Determination Date shall be the fifteenth (15th) business day following the date on which the amount of such compensation (e.g., bonus) is fixed and determined.
Effective as of November1, 2016, the Board hereby reserves an aggregate of 500,000 shares of Common Stock to be issued to Participants upon election to receive Acquisition Shares. The number of Acquisition Shares granted to a Participant shall be determined as follows:

(i) For elections made prior to the date the Company’s Initial Public Offering was completed, May 28, 2015, ("IPO Effective Date"), the number of Acquisition Shares shall be determined as of the IPO Effective Date by dividing the total of the Participant's elected reduced Salary or retainer, fees for the remainder of such year by the price per share sold to the public by the underwriters of the Company's Initial Public Offering; or
(ii), For all periods after the IPO Effective Date, the number of Acquisition Shares shall be determined as of the Determination Date by dividing the total of the Participant's elected reduced Salary, cash bonus, retainer, fees or other compensation by the average closing price of the common stock for the 10 trading days immediately preceding the Determination Date.
The Restriction Multiple and restriction period shall be established by the Committee in its sole discretion. See Exhibit A for the current multiples. The Restriction Multiple shall be determined by Participant's selection of a restriction period.
Each Participant must deliver written notice of Participant's election to obtain an Award pursuant to this Section 4 to the Director of Human Resources of CHCT, or other person appointed by the Committee, prior to the end of the last business day before the beginning of the Reduction Year. The notice shall contain the percentage reduction and the restriction period selected by the Participant. Unless otherwise approved by the Director of Human Resources of CHCT, this election shall be irrevocable by the Participant.
The product of the Restriction Multiple multiplied by the Acquisition Shares, rounded to the nearest share, shall be the number of shares constituting an Award (the “Award Shares”) pursuant to this Section 4. See Exhibit B for illustrative examples of the calculations. Acquisition Shares and Award Shares determined pursuant to this Section 4 shall be delivered to each Participant as soon as administratively feasible, but generally prior to the record date for payment of the dividend declared in January of the Reduction Year. Each Participant must be an Eligible Person at the date of delivery of the Award to receive the Award Shares.
The Committee shall have the discretion to alter the administration of awards under this Amended and Restated Alignment of Interest Program at any time prior to the grant of any such award, in accordance with Section 4.3 of the Plan.
5.    Termination of Employment. In the event of termination of a Participant's employment, the disposition of any unvested Awards will be determined in accordance with such Participant's written employment agreement and Award Agreement, if applicable. If a Participant is not employed pursuant to a written employment agreement and voluntarily terminates his or her employment, or is terminated for Cause (as such term is defined in the Plan), such Participant will forfeit any unvested Awards. If a Participant is not employed pursuant to a written employment agreement and such employment is terminated by the Company without Cause, or by reason of Participant's death, disability or retirement (upon attainment of eligibility to retire in accordance with any applicable Company policy then in effect) all unvested Awards will continue to vest pursuant to the Restricted Stock Agreement such stock is subject to. The provisions of Section 7 of the Plan will govern in the event of a Change of Control and are not intended to be altered by this Section 5. Notwithstanding the foregoing, for any Participant who is subject to Code Section 162(m) compensation restrictions, no unvested Awards which are intended to be performance-based compensation under Code Section 162(m) shall vest unless the performance goals have been satisfied on a pro rata basis by the termination date.
6.    Amendments. The Committee may from time to time amend or modify this Amended and Restated Alignment of Interest Program, provided that no such action shall adversely affect Awards previously granted hereunder.
7.    Survival. This Amended and Restated Alignment of Interest Program shall continue in effect as long as the Plan is in effect or until terminated by the Committee.

EXHIBIT A
Initial Percentages/Multiples Pursuant to
Amended and Restated
Alignment of Interest Program

Range of Elective Deferral Percentages
Compensation Type	Minimum	Maximum
Base Salary	0.00%	100.00%
Cash Bonus	0.00%	100.00%
Other Compensation	0.00%	100.00%

Employee Restriction Multiples
Compensation Type	3 Year Restriction	5 Year Restriction	8 Year Restriction
Base Salary	0.3X	0.5X	1.0X
Cash Bonus	0.3X	0.5X	1.0X
Other Compensation	0.3X	0.5X	1.0X

Director Restriction Multiples
Compensation Type	1 Year Restriction	2 Year Restriction	3 Year Restriction
Retainer	0.2X	0.4X	0.6X
Fees	0.2X	0.4X	0.6X
Other Compensation	0.2X	0.4X	0.6X

EXHIBIT B
Examples

Employee/Contractor Example

	Initial Cash Amounts	Elected Deferral Percent	Deferred Amount	Current Year Cash Received	Share Price	Acquisition Shares	Elected Deferral Period	Restriction Multiple	Alignment of Interest Award	Total Restricted Shares
Base Salary	150,000	25%	37,500	112,500	$20.00	1,875	5 year	0.5	937.5	2,812.5
Cash Bonus	50,000	100%	50,000	0	$20.00	2,500	3 year	0.3	750.0	3,250.0
Other Compensation	50,000	50%	25,000	25,000	$20.00	1,250	8 year	1.0	1,250.0	2,500.0
Totals	250,000		112,500	137,500		5,625			2,937.5	8,562.5

Director Example

	Initial Cash Amounts	Elected Deferral Percent	Deferred Amount	Current Year Cash Received	Share Price	Acquisition Shares	Elected Deferral Period	Restriction Multiple	Alignment of Interest Award	Total Restricted Shares
Annual Retainer	25,000	100%	25,000	—	$20.00	1,250	3 year	0.6	750.0	2,000.0
Meeting Fees	7,500	100%	7,500	—	$20.00	375	2 year	0.4	150.0	525.0
Other Compensation	10,000	0%	0	10,000	$20.00	0			0.0	0.0
Totals	42,500		32,500	10,000		1,625			900.0	2,525.0

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